EXHIBIT 10

FIRST AMENDMENT dated January 27, 2026 to the AGREEMENT AND PLAN OF MERGER between AI Technology Group Inc., a Nevada, USA company and Biomed 360 Solutions Corp., a BC Canada company, and AVM Biotechnology Inc., and Washington State USA company, dated for reference July 31, 2025 (“Merger Agreement”).

1.1 Definitions

“Investment Obligations” in the Merger Agreement shall be updated for longer merger timelines stemming from Financial Audit obligations as follows:

"Investment Obligations" means the minimum loan amounts required under the Investment Agreement on dates and tranches below with such dates below subject to a 30-day grace period on the dates contained below before being deemed a material breach in the following amounts of:

(a)

The parties confirm and acknowledge $1,000,000 in loans has been provided by August 1, 2025 ("Tranche 1"), with such loans convertible into Parent Shares at the rate of $1.00 per share at the Effective Time. Tranche 1 was provided by BioMed360 on behalf of Parent.

(b)

The parties confirm and acknowledge $1,000,000 has been provided by November 20, 2025 (one of four $1,000,000 increments of "Tranche 2" investment), with such amount convertible into Parent Shares at the rate of $2.50 per share at the Effective Time. This forms part of Tranche 2 that was provided by AVM Biotechnology Ltd., the Nevada company (“Merger Sub”) on behalf of Parent.

(c)

The parties agree that further $1,000,000 Tranche 2 investment increments will be invested on or before each of February 28, 2026, April 30, 2026, and June 30, 2026, with such amounts convertible into Parent Shares at the rate of $2.50 per share at the Effective Time. This forms the balance of Tranche 2 payments that are to be provided by Merger Sub on behalf of Parent or by the Parent directly; and

(d)	A minimum of $10,000,000 and a maximum of $25,000,000 on or before the Closing Date ("Tranche 3") with amounts exchanged for Parent Shares at the rate of $2.50 per share at the Effective Time.
(e)

Tranche 2 and 3 convertible loan amounts shall be subject to 10% per annum simple interest from the date that Tranche 2 and 3 convertible loan amounts are received by AVM Biotechnology Inc. to be settled in shares at $2.50 per share at the Effective Time.

2.3 (a) Closing

The “Closing Date” shall be extended from March 31, 2026 to July 26, 2026 or such earlier or later date as the Merger Sub, the Parent and the Corporation mutually agree to in writing.

All other terms and conditions of the Merger Agreement remain in full force and effect.

______________________________

End of this First Amendment (execution page follows)

1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Ai TECHNOLOGY GROUP INC.

By:

Name: Marcus Johnson

Title: President

BIOMED360 SOLUTIONS CORP.

By:

Name: William Thomas

Title: Chief Executive Officer

AVM BIOTECHNOLOGY INC.

By:

Name: Theresa Deisher

Title: Chief Executive Officer, Director

2